EXHIBIT 2.1

                    ASSET PURCHASE AGREEMENT



      This Asset Purchase Agreement ("Agreement") is made and entered into as of August 8, 1997 (the "Effective Date"), by and among New York State Catholic Health Plan, Inc., d/b/a Fidelis Care New York, a New York not-for-profit corporation ("FCNY"), Coastal Physician Group, Inc., a Delaware corporation ("COASTAL"), and Better Health Plan, Inc., a New York corporation and a wholly-owned subsidiary of COASTAL ("BHP" or "Seller"). FCNY, COASTAL and/or BHP may be referred to herein in the aggregate as the Parties, and any of them individually may be referred to as a Party.


                        R E C I T A L S


     WHEREAS, FCNY is a New York not-for-profit corporation with its principal place of business at 95-25 Queens Boulevard, Rego
Park, New York 11734, and

      WHEREAS,   COASTAL  is  a  Delaware  corporation  with  its
principal  place  of  business at 2828 Crossdale  Drive,  Durham,
North  Carolina   27705,  and  owns  or  controls  100%  of   the
outstanding stock of BHP, and

      WHEREAS,   BHP is a New York corporation with its principal
place of business at 120 Pineview Drive, Amherst, New York 14228, and

      WHEREAS, FCNY desires to purchase from Seller, and Seller desires to sell to FCNY, pursuant to the terms and provisions set forth in this Agreement, substantially all of the operating assets of BHP.

      NOW,  THEREFORE, in consideration of the premises  and  the mutual  covenants and agreements hereinafter set forth,  and  for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

                           ARTICLE I
                          DEFINITIONS


      For purposes of this Agreement, the following terms shall have the following meanings:

      SECTION 1.1 "ACQUIRED ASSETS" shall have the meaning set forth in Section 2.1 hereof.

      SECTION 1.2 "AFFILIATE" shall mean, as to any person, any other person that directly or indirectly controls, or is under common control with, or is controlled by, such person.

       SECTION   1.3   "AGREEMENT"  shall  mean  this  Agreement,
including   the  Exhibits  and  Schedules  attached  hereto   and
incorporated herein by this reference.

       SECTION   1.4   "ANCILLARY  DOCUMENTS"  shall   mean   the
agreements, instruments and other documents to be executed and delivered incident to the consummation of the transactions contemplated by this Agreement.

      SECTION 1.5 "ASSUMED LIABILITIES" shall have the meaning set forth in Section 2.3 hereof.

      SECTION  1.6   "AUDIT" shall mean any audit, assessment  of
Taxes  or  other  examination  by any  taxing  authority  or  any
administrative  or  judicial  proceedings  or  appeal   of   such
proceedings relating to Taxes.

      SECTION 1.7  "CLOSING" shall have the meaning set forth  in
Section 2.4 hereof.

      SECTION 1.8  "CODE" shall mean the Internal Revenue Code of
1986, as amended.

      SECTION 1.9 "CONTRACT" shall mean any contract, agreement, commitment, indenture, lease, note, guarantee, bond, mortgage, instrument, matter of suretyship, power of attorney, indemnity arrangement, license, plan, arrangement or understanding, whether written or oral.

      SECTION  1.10  "DOH" shall mean the New York Department  of
Health.

      SECTION  1.11   "ERISA" shall mean the Employee  Retirement
Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

      SECTION 1.12 "ESCROW AGREEMENT" shall have the meaning set forth in Section 2.8 hereof.

      SECTION 1.13 "ESCROW DEPOSIT" shall have the meaning set forth in Section 2.8 hereof.

      SECTION 1.14 "EXCLUDED ASSETS" shall have the meaning set forth in Section 2.2 hereof.

      SECTION  1.15   "FTC" shall mean the United States  Federal
Trade Commission.

      SECTION 1.16 "HAZARDOUS SUBSTANCES" shall have the meaning set forth in Section 3.17(c) hereof.

      SECTION  1.17   "HCFA" shall mean the Health Care Financing
Administration  of  the United States Department  of  Health  and
Human Services.

      SECTION 1.18 "INTERIM FINANCIAL STATEMENTS" shall have the meaning set forth in Section 3.5 hereof.

      SECTION 1.19  "JUSTICE DEPARTMENT" shall mean the Antitrust
Division of the United States Department of Justice.

      SECTION 1.20 "LIABILITIES" shall mean liabilities and obligations, secured or unsecured, whether absolute, contingent or otherwise, and whether or not due.

      SECTION 1.21 "LIEN" shall mean a lien, mortgage, deed of trust, deed to secure debt, pledge, assessment, security interest, charge, claim, levy, purchase option, call, right of first refusal, preemptive or similar right of any third party or other encumbrance of any kind.

      SECTION 1.22 "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect (or any development which, insofar as reasonably can be foreseen, in the future is reasonably likely to have a material adverse effect) on the business, operations, properties, assets, working capital, marketing agents and brokers, financial or other condition, results of operations or prospects of a person and its subsidiaries, if any, taken as a whole.

       SECTION   1.23   "MULTI-EMPLOYER  PLAN"  shall  mean   any
"multi-employer plan" as defined in Section 4001(a)(3) of ERISA.

       SECTION 1.24 "PERSON" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof, or any other entity.

      SECTION 1.25 "PLANS" shall mean any employee welfare benefit plan within the meaning of Section 3(1) of ERISA or any employee pension benefit plan within the meaning of Section 3(2) of ERISA.

      SECTION 1.26 "PRPRIETARY RIGHTS" shall mean intellectual property rights used in connection with BHP's business.

      SECTION 1.27 "PURCHASE PRICE" shall have the meaning set forth in Section 2.5 hereof.

     SECTION 1.28   "REGULATORY ENTITIES" shall mean all federal,
state,   local  or  other  governmental,  quasi-governmental   or
regulatory entities, bodies, agencies and commissions.

      SECTION 1.29 "TAX" OR "TAXES" shall mean all federal, state, local, and foreign taxes, duties, fees, levies, governmental charges or other assessments of any kind (whether imposed directly or through withholding) including any interest, additions to tax, or penalties applicable thereto.

      SECTION 1.30 "TAX RETURNS" shall mean all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax
Return relating to Taxes.

                           ARTICLE II
                  PURCHASE OF ACQUIRED ASSETS


      SECTION 2.1 SALE AND PURCHASE OF ACQUIRED ASSETS. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell to FCNY, and FCNY hereby agrees to purchase on the Closing Date all of the assets of BHP (the "Acquired Assets") (other than the Excluded Assets) including, without limitation:

          (a) All Certificates of Authority, state and county licenses and contracts owned or held by BHP, all of which are set forth on Schedule 2.1(a) attached hereto and incorporated herein by this reference.

          (b) Provider contracts and related agreements, all of which are set forth on Schedule 2.1(b) attached hereto and incorporated herein by this reference.

          (c) The lease relating to BHP's offices located at 120 Pineview Drive, Amherst, New York 14228 (the "Amherst Office
Lease").

          (d) All books and records, files and off-site storage space owned or held by BHP (set forth on Schedule 2.1(d) attached hereto and incorporated herein by this reference).

          (e) All computer and telecommunications hardware, software and equipment owned or used in the conduct of BHP's business, software licenses (including the user licenses for the Diamond system), all computerized databases and technical documentation, procedure manuals and training manuals owned by or in the possession of BHP (a list of which, to include all contracts, leases and licenses, is set forth on Schedule 2.1(e) attached hereto and incorporated herein by this reference).

            As to computer and telecommunications hardware, software and other equipment leases and licenses which would not be terminable by FCNY, without penalty, upon no greater than ninety (90) days notice (the "Non-Terminable Contracts"), FCNY shall have the right, until the earlier of five (5) days following the furnishing of Schedule 2.1(e) to FCNY or the Closing (as defined below), to identify those Non-Terminable Contracts that it is not willing to accept as part of the Acquired Assets (such Non-Terminable Contracts so identified and not accepted constituting Excluded Assets as defined in Section
2.2 hereof). The exclusion by FCNY of one or more Non-Terminable Contracts from the Acquired Assets shall not affect the Purchase Price payable to BHP hereunder, nor shall FCNY look to BHP for substitute assets, contracts or services. Notwithstanding the foregoing sentence, however, BHP shall use reasonable commercial efforts to arrange with the vendors of any Non-Terminable Contracts that FCNY declines to accept as part of the Acquired Assets, to cooperate with FCNY during any transition periods fol lowing the Closing so as not to prejudice FCNY by the discontinuation of services and goods until substitute assets, contracts or services may be put in place by FCNY.

          (f) All intangible assets, including, without limitation, the right to the name "Better Health Plan" and any trademarks, copyrights, patents and similar rights (a list of which is set forth on Schedule 2.1(f) attached hereto and incorporated herein by this reference).

          (g) All other personal, real and intangible property used by BHP in the conduct of its business in the ordinary course.

     SECTION 2.2    EXCLUDED ASSETS

           (a) The Acquired Assets to be acquired by FCNY pursu ant to this Agreement shall not include those assets set forth in
Schedule 2.2 attached hereto and incorporated herein by this reference.

           (b) All Medicaid receivables relating to periods ending on or prior to the Closing date, as the same may be adjusted from time to time after the Closing, will be payable directly to a lock-box established by BHP. BHP shall have access to all books and records acquired by FCNY to the extent needed by BHP in connection with any disputes concerning payables or receivables relating to periods ending on or prior to the Closing date.

           (c) In the event that, at any time subsequent to the Closing, pursuant to an audit or other review of Medicaid billing and payments, a determination is made by "DOH", the New York State Department of Social Services ("DSS") or any other regulatory agency or body, that an overpayment has been made to BHP covering any time period prior to the Closing, repayment or satisfaction of such overpayment shall be the sole responsibility of BHP; conversely, if, upon such an audit, it is determined by DOH, DSS or other applicable regulatory body that an underpayment was made for any period prior to the Closing and that monies are due to BHP, then BHP shall be solely entitled to retain such monies and, if any such monies are paid to FCNY, FCNY shall forthwith remit the same to BHP.
     SECTION 2.3    ASSUMPTION OF LIABILITIES

           (a)   FCNY  shall  assume only those  liabilities  and
obligations  (the  "Assumed  Liabilities")  arising  out  of   or
relating to the operation of the business represented by the Acquired Assets from and after the Closing, including:

                (i) All liabilities related to any healthcare services provided by FCNY after the Closing, other than liabilities for family planning services during the month of August, 1997 (the sole responsibility for which is being retained by BHP).

                (ii) The rent and all other obligations due on a going-forward basis following the Closing for the Amherst Office
Lease.

               (iii) All liabilities arising under the future performance of FCNY of all contracts included within the Acquired
Assets.

               (iv) Ordinary severance obligations, in accordance with BHP's usual and customary employment policies, for those personnel employed by BHP whom FCNY does not accept under the Transition Services Agreement described in Section 8.7 hereof, other than those employees set forth on Schedule 2.3(a)(iv) attached hereto, and ordinary severance obligations, in accordance with BHP's usual and customary employment policies, for those personnel who become subject to the Transition Services Agreement, as and to the extent provided therein; provided, however, that in no event shall FCNY be responsible for any "pay to stay" bonuses that may have been promised to employees by BHP, or payments under the divestiture bonus plan established by BHP.

           (b) In no event shall FCNY assume, or be deemed to have assumed, any liabilities other than the Assumed Liabilities.
In no event shall FCNY be deemed to assume liabilities of BHP relating to:

               (i) Any healthcare services provided prior to the Closing.

               (ii) Leases for BHP's offices in Syracuse, Albany,
Melville, White Plains and New York City, New York, except to the extent that FCNY elects to assume any obligations with respect thereto pursuant to Section 11.1 hereof.

                (iii)      Liabilities  or  obligations  owed  to
shareholders or former shareholders of BHP or COASTAL.

                (iv) Inter-company indebtedness of any kind or nature owed by BHP to COASTAL.

                (v) Taxes, interest or penalties due to any taxing authority or Regulatory Entities with respect to periods ending on or before the Closing Date, other than transfer or similar taxes imposed as a result of consummation of the transaction contemplated hereby, the Responsibility for which shall be shared as provided in Section 2.6 hereof.

                (vi) Obligations to make payments under the divestiture bonus plan established by BHP.

                 (vii) Any other liabilities whatsoever relating to the operation of BHP or BHP's health plan through the time of the Closing, including claims or litigation arising, or based upon acts or omissions occurring or failing to occur, prior to the Closing (irrespective of whether such claims were threatened or asserted prior to, or subsequent to the Closing).

     SECTION 2.4    CLOSING

            (a) Subject to the conditions set forth in Articles VI, VII and VIII of this Agreement, the consummation of the transactions contemplated under this Agreement (referred to herein as the "Closing") shall take place at the offices of McDermott, Will & Emery, 50 Rockefeller Plaza, New York, New York, on or about August 15, 1997 (the "Closing Date"), or at such other time and place as shall be determined by mutual consent of the parties hereto; provided, however, that the Closing shall not take place unless all of the conditions set forth in this Agreement have been either satisfied or waived by the appropriate party hereto.

           (b) Seller shall assign, transfer and convey to FCNY at the Closing, good and marketable title to the Acquired Assets, free and clear of all liens and encumbrances, restrictions or rights of any kind (except for those set forth on Schedule 2.4(b) attached).

     SECTION 2.5    PURCHASE PRICE

           (a) The purchase price for the Acquired Assets (the "Purchase Price") shall be $7,750,000, subject to adjustment as set forth herein, payable in immediately available funds at Closing, if Closing occurs on or after September 30, 1997. If Closing occurs prior to September 30, 1997, then fifty percent (50%) of the Purchase Price shall be paid at Closing, and the remaining fifty percent (50%) shall be paid on September 30, 1997, as evidenced by a promissory note to be issued by FCNY to BHP at Closing in the form of Exhibit A hereto (the "Acquisition Note"). FCNY represents that it shall have such funds available in cash or cash equivalents.

           (b) At Closing, FCNY shall pay to BHP, in addition to the Purchase Price, an amount equal to all expenses that have been prepaid by BHP in connection with the Acquired Assets and that relate or are allocable to periods after the Closing Date ("Prepaid Expenses"), including, without limitation, rent, utilities, reinsurance premiums, capitation payments to primary care physicians in BHP's provider networks and salaries, benefits and other payments owed to BHP employees for periods after such date, as set forth in Schedule 2.5(b), to be attached hereto at Closing. If the actual amount of any one or more items of Prepaid Expenses is unavailable as of the Closing Date, then such payment at Closing shall be made on the basis of an amount reasonably estimated by the parties at Closing and the parties shall thereafter recalculate and adjust (as among FCNY on the one hand, and BHP and/or Coastal on the other hand) such items at such times as the exact amounts for such items become available.

           (c) If Closing occurs in August, 1997, then the following shall apply:

                (i) With respect to the August, 1997 capitation payment expected to be received by BHP on or about August 23, 1997 from the State of New York (the "August Capitation Payment"), BHP shall be entitled to retain unconditionally such portion of the August Capitation Payment as is equal to a fraction, the numerator of which shall be the number of days elapsed in August, 1997 through and including the Closing Date and the denominator of which shall be 31 (subject to adjustment as provided below -- the "BHP Portion of the August Capitation Payment"). FCNY shall be entitled to the remaining portion of the August Capitation Payment (the "FCNY Portion of the August Capitation Payment") which shall be treated as follows: the FCNY Portion of the August Capitation Payment shall be divided into two equal shares. The first share shall be retained by BHP and credited against the portion of the Purchase Price due from FCNY on September 30, 1997. As to the second share of the FCNY Portion of the August Capitation Payment, (x) BHP shall be permitted to withhold a sum equal to all Employment Costs as defined in and payable under the Transition Services Agreement for the period from the day after the Closing through September 6, 1997, which sum shall be applied as a payment under the Transition Services Agreement and shall not be a credit against the Purchase Price, and (y) the remainder shall be remitted forthwith to FCNY by wire transfer of immediately available funds. It is acknowledged that the amount of the August Capitation Payment actually paid by the State of New York may represent 90% of the amount that would otherwise be payable, by reason of a withhold against the August Capitation Payment for prior period adjustments. If such withhold is imposed, BHP shall bear the responsibility therefor (and FCNY shall have no responsibility in connection therewith). Accordingly, in such event, the BHP Portion of the August Capitation Payment shall be calculated as (I) the product of (x) the actual amount of the August Capitation Payment and (y) 10/9ths (such product, the "Gross Amount"), multiplied by (II) a fraction, the numerator of which shall be the number of days elapsed in August, 1997 through and including the Closing Date and the denominator of which shall be 31, less (III) 10% of the Gross Amount. Notwithstanding anything to the contrary contained herein, (i) all "birth kick" payments for births to Enrollees occurring on or prior to the Closing Date shall belong and be paid over to BHP, and all "birth kick" payments for births occurring after the Closing Date shall belong and be paid over to FCNY, and (ii) the Portion of the August Capitation Payment representing payment for family planning services (calculated by reference to the per member per month amount, by actuarial class, for planning services) shall belong solely to and be retained by BHP.

                (ii) In the event that FCNY shall fail to pay the remainder of the Purchase Price due on September 30, 1997 (less any amounts credited against such portion of the Purchase Price), and the Purchase Price is not paid in full by 5:00 pm on October 1, 1997 then such monies as may have been deposited into Escrow by Seller pursuant to Section 2.8 hereof shall thereupon be released to COASTAL or BHP, as they may direct, and Seller shall be relieved of its obligation to place into escrow the portion of the Escrow Deposit that would otherwise be due on October 1, 1997 in accordance with Section 2.8 hereof.

      SECTION 2.6 TRANSFER TAXES. Each of FCNY, on the one hand, COASTAL and BHP, on the other hand, shall equally share in the payment of all transfer or similar taxes imposed as a result of the consummation of the Transaction.

      SECTION 2.7 POST-CLOSING PURCHASE PRICE ADJUSTMENT. The Purchase Price shall be adjusted to reflect increases or decreases in BHP enrollment through the date of Closing (the "Purchase Price Adjuster"), in accordance with the following formulae:

          (a) In the event that the number of Acquired Enrollees (as defined in and determined in accordance with subsection (b) below) is less than 40,000, the Purchase Price shall be decreased by the product of (x) $195 and (y) the amount by which 40,000 exceeds the number of Acquired Enrollees; in the event that the number of Acquired Enrollees is greater than 41,000, the Purchase Price shall be increased by the product of (x) $195 and (y) the number of Acquired Enrollees over 41,000. If the foregoing shall result in a downward adjustment to the Purchase Price, the amount thereof (the "Downward Adjustment") shall be paid to FCNY as follows: (i) the Downward Adjustment shall be released to FCNY from the Escrow Deposit (as defined in Section 2.8) upon the determination of the number of Acquired Enrollees; and (ii) if the Downward Adjustment shall be greater than the Escrow Deposit, the excess shall be paid to FCNY by COASTAL or BHP within thirty
(30) days following the determination of the number of Acquired Enrollees. If the foregoing shall result in an upward adjustment to the Purchase Price, the amount thereof (the "Upward Adjustment") shall be paid to COASTAL or BHP, as they may direct, by FCNY within thirty (30) days following the determination of the number of Acquired Enrollees.

           (b) As used herein, the term "Acquired Enrollees" shall be equal to the sum of (i) the number of enrollees in the prepaid health services plan comprised of the Acquired Assets, as of the first day of the month following the month in which the Closing occurs, and (ii) the number of persons who become enrolled in FCNY's prepaid health services plan on or prior to the first day of the fourth month following the month in which the Closing occurs (the "Final Measurement Date"), pursuant to membership applications dated before the Closing Date that were procured by or on behalf of BHP, less the number of enrollees who are disenrolled from FCNY's prepaid health services plan on or prior to the Final Measurement Date, pursuant to notices of disenrollment given to BHP prior to the Closing Date. For purposes hereof, all determinations of enrollees as of a given date shall be based on DOH's final certification of the number of enrollees as of such date. The Parties agree that they shall use all reasonable efforts to cause DOH enrollment audits and enrollment certifications to be completed as expeditiously as possible.

           (c) Notwithstanding the foregoing, if at any time prior to Closing the number of BHP enrollees shall fall below 35,000, then FCNY shall have the right (but not the obligation) to terminate this Agreement upon notice to BHP not more than fourteen (14) days after FCNY learns of such enrollment decrease.

      SECTION 2.8 PURCHASE PRICE ADJUSTMENT DEPOSIT. The sum of $775,000 shall be deposited (the "Escrow Deposit") by Seller into escrow with Kalkines, Arky, Zall & Bernstein, LLP to cover a downward price adjustment, if any. Payment of the Escrow Deposit shall be as follows: $387,500 at Closing, and (provided that the Purchase Price is paid in full by the time specified in Section 2.5(a) hereof) $387,500 on October 1, 1997. Such portion of the Escrow Deposit as is equal to the Downward Adjustment, if any, shall be released to FCNY upon determination of the number of Acquired Enrollees, and any portion of the Escrow Deposit as may exceed the Downward Adjustment shall be released to COASTAL or BHP, as they may direct, upon such determination. Such Escrow Deposit shall be made in accordance with the form of Escrow Agreement attached hereto as Exhibit B and incorporated herein by this reference (the "Escrow Agreement"). FCNY and Seller shall execute the Escrow Agreement at Closing. Seller and FCNY shall equally share any escrow costs incurred in connection with the Escrow Deposit.

      Section 2.9 Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquired Assets in such reasonable manner as may be determined by FCNY in consultation with BHP, and set forth on Schedule 2.9 to be attached hereto at or prior to Closing. FCNY and BHP agree to be bound by such allocation for purposes of Section 1060 of the Code and to report the transaction contemplated herein for tax purposes in accordance with such allocation. In furtherance of the foregoing, FCNY and BHP agree that, to the extent required, they will each execute and timely file Form 8594 reflecting such allocation.

      SECTION  2.10   ACTIONS  TO BE TAKEN  AT  CLOSING.      The
following actions shall occur at the Closing:

           (a) Seller shall deliver to FCNY such bills of sale and assignments (including, without limitation, assignments of all assumed Contracts) in the form attached as Exhibit 2.10, and such other deeds, consents, permits, certificates of occupancy, releases, third-party estoppel certificates under leases or subleases and all other instruments as may be reasonably necessary to assign and transfer title to, and benefits of ownership of, the Acquired Assets to FCNY.

           (b) Seller shall deliver, or cause any appropriate third party to deliver, such further certificates, consents and other documents as FCNY and Seller mutually agree to be necessary or desirable to carry out the terms of this Agreement;

           (c) FCNY and BHP shall execute and deliver the Escrow Agreement and BHP shall deliver the portion of the Escrow Deposit due at Closing into escrow pursuant to Section 2.8 hereof, the Escrow Agreement, and in accordance with the instructions of FCNY.

           (d) Seller shall deliver to FCNY the opinion of Seller's Counsel described in Section 7.5 hereof.

           (e) Seller shall deliver to FCNY the officer's certificates described in Section 7.6 hereof.

           (f) FCNY will cause the Purchase Price (or such portion thereof as is required under Section 2.5 hereof) and the Prepaid Expenses to be issued and paid to Seller on the Closing
Date by wire transfer of immediately available funds.

           (g) FCNY shall execute and deliver to BHP the Acquisition Note, with blanks appropriately filled in.

           (h) FCNY shall deliver to BHP the opinion of FCNY's counsel described in Section 8.5 hereof.

            (i)    FCNY   shall  deliver  to  BHP  the  Officer's
Certificate described in Section 8.6 hereof.

     SECTION 2.11   INCOME AND OTHER TAXES

           (a) All federal, state, or local income (including, but not limited to, unrelated business income) or other tax, assessment or penalty imposed or accrued for periods ending on or prior to the Closing Date with respect to the Acquired Assets shall be the responsibility of, and shall be borne and paid by, Seller. In addition, Seller shall be solely responsible for and shall pay all federal, state and local income taxes (including without limitation unrelated business income taxes or other similar taxes) imposed or accruing for periods ending on or prior to the Closing Date with respect to Seller's business.

           (b) The Parties will work together to structure the Transaction in the most tax-efficient manner for BHP and COASTAL (so long as FCNY is not materially disadvantaged thereby), including mutual exploration of whether BHP may make a charitable contribution of all or any portion of the Acquired Assets to an affiliate of FCNY that has 501(c)(3) status, if any. Any tax efficiencies that may be achieved for BHP in such manner shall not affect the purchase price payable to BHP, and shall require the approval of FCNY. BHP shall determine the manner in which the purchase price shall be allocated among the Acquired Assets.

       SECTION 2.12 PLAN REVENUE. Except as otherwise specifically provided in Section 2.5 or elsewhere herein, all plan revenue in respect of healthcare services rendered on or prior to the closing date shall belong and be paid over to BHP, and all plan revenue in respect of healthcare services rendered after the Closing Date shall belong and be paid over to FCNY.

                          ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF SELLER


      Each of COASTAL and BHP represent and warrant to FCNY that the following representations and warranties are true as of the date hereof and will be true as of the Closing:

      SECTION 3.1 ORGANIZATION AND STANDING. Each of COASTAL and BHP is a corporation duly organized, validly existing and in good standing, under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets, and to carry on its business as presently conducted and as presently proposed to be conducted in the future, and BHP possesses all licenses, certificates, permits and other evidences of authority necessary for the conduct of BHP's business ("BHP Business") in compliance with applicable federal, state and local laws, rules, regulations and ordinances, in the manner and locations currently operated by BHP. Attached as Schedule 3.1 is a true, complete and correct list of all material licenses, certificates, permits or other evidences of authority of BHP. BHP is duly qualified to do business and is in good standing in each jurisdiction where either the ownership of its properties or the nature of its business so requires. Seller has delivered to FCNY copies of the certificate or articles of incorporation and bylaws of BHP, copies of which are attached hereto as Exhibits 3.1(a) and 3.1(b). Such copies are true, correct and complete and contain all amendments through the date of this Agreement.

      SECTION 3.2 CORPORATE POWER; VALIDITY OF AGREEMENT. COASTAL and BHP each have all requisite legal and corporate power and authority to execute and deliver this Agreement and all
Ancillary Documents to which it is a party and to carry out and perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and such Ancillary Documents have been duly authorized by the Boards of Directors of COASTAL and BHP. No other corporate proceedings on the part of COASTAL or BHP are necessary to authorize this Agreement and such Ancillary Documents and the transactions contemplated hereby and thereby. This Agreement and such Ancillary Documents have been or, in the case of such Ancillary Documents, will be at the Clos ing Date, duly executed and delivered by COASTAL and/or BHP, as applicable and constitute or, in the case of such Ancillary Documents, will constitute at the Closing Date, legal, valid and binding obligations of COASTAL and/or BHP, as applicable, enforceable against COASTAL and/or BHP, as applicable in accordance with their terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally.

       SECTION 3.3 NO VIOLATION; CONSENTS AND APPROVALS. Neither the execution and delivery of this Agreement and the
Ancillary Documents to which COASTAL or BHP is a party, nor the consummation by COASTAL or BHP of the transactions contemplated hereby, nor compliance by COASTAL or BHP with any of the provisions hereof will (a) conflict with or result in a breach of any provision of the respective articles or certificate of incorporation or bylaws of COASTAL or BHP; (b) violate or conflict with any order, writ, injunction, decree, statute, rule or regulation of any court or Regulatory Entity applicable to COASTAL or BHP; (c) result in a default (or an event which with notice or lapse of time or both would become a default) or give to any third party any right of termination, cancellation, amendment or acceleration under, or result in the creation of a lien on any of the assets of BHP pursuant to any Contract to which COASTAL or BHP is a party or by which COASTAL or BHP or any of their respective assets may be bound or affected; or (d) re quire any consent, approval, authorization or permit of, or filing with or notification to, any regulatory entity, except (i) the approval of DOH, (ii) such filing or approval as may be re quired by or with HCFA, and (iii) counties or political subdivisions, and/or the Departments of Social Services thereof as to which BHP has been issued a Certificate of Authority.

      SECTION 3.4 MINUTE BOOKS. The minute books of BHP contain a complete and accurate summary in all material respects of all meetings of or actions by directors and stockholders of BHP since the time of incorporation of BHP and reflect all transactions referred to in such minutes accurately in all material respects.

      SECTION 3.5 FINANCIAL STATEMENTS. BHP has delivered to FCNY true and correct copies of the following: (a) the balance sheet of BHP as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for the fiscal year then ended, all of which have been audited by a firm of independent certified public accountants, and including any and all related notes, supplementary information and exhibits thereto, (b) the unaudited balance sheet of BHP as of March 31, 1997 and June 30, 1997 (the "Interim Financial Statements") and the related unaudited consolidated statements of operations, stockholders' equity and cash flows for the periods then ended, including any and all related notes, supplementary information and exhibits thereto, and (c) either (i) copies of any management comment letters prepared by a firm of independent certified pub lic accountants for BHP since its formation, and BHP's responses thereto, or (ii) a certificate signed by the Chief Financial Officer of BHP stating that no such comments have been received since such date. The financial statements provided pursuant to this Section 3.5 are sometimes referred to herein as the "BHP Financial Statements." The BHP Financial Statements and the Interim Financial Statements of Seller (provided to FCNY pursuant to Section 3.5(b) hereof) (A) are complete and correct in all respects and fairly present the information purported to be shown therein, (B) are as applicable, in accordance with, and have been derived from the books and records of BHP, (C) have been prepared in conformity with generally accepted accounting principles consistently applied throughout the periods indicated, except as indicated therein, (D) reflect adequate reserves for claims incurred but not yet reported, (E) fairly present the results of operations and changes in stockholders' equity of BHP, for the periods indicated, (F) fairly present the financial condition, assets and liabilities of BHP, as of the dates thereof, (G) make full and adequate provision for all liabilities of BHP, as of the dates thereof, (H) reflect all accrued and unpaid benefits of employees of BHP, including, without limitation, vacation and holiday pay, sick leave and pension Liability and (I) do not contain any statement that is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

      SECTION 3.6 UNDISCLOSED LIABILITIES. Except as disclosed on Schedule 3.6 and as and to the extent set forth on the audited balance sheet of BHP as at December 31, 1996 (and including any notes thereto), BHP has no Liabilities, other than Liabilities
(a) incurred since December 31, 1996 in the ordinary course of business consistent with past practices or (b) not required to be reflected on such balance sheets.

     SECTION 3.7  ABSENSE OF CERTAIN CHANGES OF EVENTS

           (a) Since December 31, 1996, BHP has conducted its business in the ordinary and usual course, consistent with past practice and so as to maintain and preserve intact its business and assets, including, without limitation, its licenses, contracts, the goodwill of customers, health care providers, Regulatory Entities and others having relations with BHP.

           (b) Except as set forth on Schedule 3.7(b), since December 31, 1996, there has not occurred any event, condition, circumstance, change or development (whether or not in the ordinary course of business) that, individually or in the aggregate, has had or, insofar as reasonably can be foreseen, in the future would have a Material Adverse Effect on BHP taken as a whole.

           (c) Since December 31, 1996, BHP did not have any material debts, liabilities or obligations, whether accrued, absolute, contingent or otherwise and whether due or to become due, including without limitation, any liabilities resulting from failure to comply with any law applicable to BHP, or to the conduct of its business, except (i) as set forth in or fully provided for in the unaudited balance sheet of BHP as of June 30, 1997; (ii) for obligations and liabilities which are not required to be set forth or provided for in such unaudited balance sheet under generally accepted accounting principles, and which do not materially or adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or the financial condition or results of operations of BHP; or (iii) those disclosed in Schedule 3.7 (c).

      SECTION 3.8 INSURANCE. Schedule 3.8(a) lists and provides a summary description of all policies of property, theft, fire, liability, workers' compensation, title, professional liability, reinsurance, fidelity or any other insurance owned or maintained by BHP or in which BHP is a named insured or with respect to which BHP is paying or has paid any premiums, including a description of any plan of self insurance maintained by BHP. All such policies are of a type customary in businesses such as those engaged in by BHP, and are and shall remain in full force and effect at all times through and including the Closing Date, and each of the insured parties thereunder is not in default with respect to any provision contained in any such insurance policy, nor in the payment of premiums, nor has it failed to give any notice or present any claim thereunder in due and timely fashion. Except as set forth on Schedule 3.8(b), there are no material claims outstanding under any such policies. All insurance policies of BHP shall provide protection for claims arising from occurrences which took place prior to the Closing, irrespective of when any claim for any such occurrence may be asserted. If any BHP insurance policy is a "claims made" policy, BHP shall procure "tail" coverage, at its sole cost and expense, and provide evidence thereof to FCNY.

     SECTION 3.9    TITLE TO PROPERTIES AND ASSETS; LIENS, ETC.

          (a) Except as set forth on Schedule 3.9(a), and except for personal property as to which BHP is a lessee, all the personal property used in connection with the businesses of BHP is owned by BHP, free and clear of all Liens other than Liens imposed by operation of law for current taxes not yet due and payable in the ordinary course of business which, in the aggregate, and insofar as can be reasonably foreseen, will not in the future have a Material Adverse Effect on BHP, taken as a whole. All such personal property, and all personal property to which BHP has any rights under capital leases, are under physical custody of BHP.

          (b)  BHP owns no real property.

           (c) Schedule 3.9(c) is a true, complete and correct list and copy of each lease pursuant to which BHP leases real property. Neither BHP or COASTAL has received any notice from the other party to any such lease of the termination thereof and BHP has good and valid title to the leasehold estates in all such property, free and clear of any lien.

           (d) None of the Liens set forth on Schedule 3.9(a) or the leases set forth on Schedule 3.9(c) impairs or interferes with the present or contemplated use or value of any of the properties subject thereto or affected thereby or otherwise impairs the business operations conducted by BHP.

           (e) Except for defects or conditions which do not and will not have a Material Adverse Effect on BHP, and except as otherwise disclosed on Schedule 3.9(e), all property, machinery and equipment owned or leased by BHP and used in the ordinary course of its business are in good repair, well maintained and in good and satisfactory operating condition. All such property, machinery and equipment are in conformity with all applicable laws, ordinances, regulations, orders and other requirements currently in effect or scheduled to come into effect relating to its ownership, use and operation.

      SECTION 3.10 COMPLIANCE WITH LAW AND OTHER INSTRUMENTS. Except as set forth on Schedule 3.10, BHP is in compliance with all laws, ordinances, rules, regulations and orders of all Regulatory Entities which are applicable to the operation of its business and for which the failure to comply would have a Material Adverse Effect on BHP. Except as set forth on Schedule 3.10, BHP has all licenses, certificates, permits, and other evidences of authority required in connection with the operation of its business, and is in compliance with all undertakings, terms, conditions, and provisions of such licenses, certificates, permits, and other evidences of authority. Except as set forth on Schedule 3.10, no notice has been issued and no investigation or review is pending or, to the best knowledge of Seller, threat ened by any Regulatory Entity (a) with respect to any alleged violation by BHP of any law, ordinance, rule, regulation, order, policy or guideline of any Regulatory Entity, or (b) with respect to any alleged failure to have all licenses, certificates, permits, and other evidences of authority required in connection with the operation of the business of BHP. No proceeding is pend ing or, to the best knowledge of BHP, threatened which would result in a revocation or denial to renew any license, certificate, permit, or other evidence of authority required in connection with the operation of the business of BHP. There is no existing law, rule, regulation or order and, to the best knowledge of BHP, there is no proposed law, rule, regulation or order, whether federal, state, local or professional, which would prohibit or restrict BHP from, or otherwise adversely affect BHP in, conducting its business in any jurisdiction in which it is now conducting its business or in which it proposes to conduct its business in the future. BHP is not in violation of any provision of its articles or certificate of incorporation or bylaws, nor is it in violation of any judgment, decree, order, statute, rule or regulation applicable to it, and no event or failure of performance has occurred which, with the passage of time or the giving of notice or both, would constitute a violation of such a provision. There is no provision in any of the foregoing that is reasonably likely to have a Material Adverse Effect.

     SECTION 3.11   REGULATORY FILINGS

           (a) Schedule 3.11(a) contains a true, correct and complete list of all material filings and submissions since January 1, 1996 made to, and all inspection, audit or compliance survey reports received from, all Regulatory Entities having jurisdiction over BHP, and neither Seller failed to make or was late or delinquent in making a filing or submission required to be made by it to or at the request of any Regulatory Entities having jurisdiction over BHP. Except as set forth on Schedule 3.11(a), (i) each of the filings and submissions listed on
Schedule 3.11(a) was in substantial compliance with all applicable laws, rules and regulations when made; (ii) none of the filings or submissions listed on Schedule 3.11(a) when made contained an untrue statement of a fact or omitted to state a fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary in order to provide the applicable Regulatory Entity with adequate information as to BHP; (iii) BHP has not received notice of, and, to the best knowledge of BHP, no applicable Regulatory Entity has threatened to issue notice of, any deficiencies (A) with respect to any filings or submissions listed on Schedule 3.11(a) or (B) with respect to the financial condition or conduct of business of BHP under applicable regulatory standards; and (iv) BHP has not submitted or is presently preparing or planning to prepare any written response to any inspection, audit or compliance survey report or to any notice of deficiency relating to the ownership, operations or other activities of BHP.

           (b) Schedule 3.11(b) contains a list of all filings with and approvals of Regulatory Entities which Seller must make or obtain prior to consummation of the transactions contemplated by this Agreement.

           (c) BHP shall cooperate with FCNY in connection with the preparation of any filings or submissions for, and any responses to inspection, audit or compliance survey reports received from, any Regulatory Entities having jurisdiction over BHP which may be due after Closing, but which relate to pre-Closing time periods.

      SECTION 3.12 CONTRACTS. All Contracts to which BHP is a party, or by which any of its assets is bound, constitute legal, valid and binding obligations of BHP and, to the best knowledge of BHP, of the other parties thereto, are in full force and effect on the date hereof, and neither Seller has violated any provision of, or committed or failed to perform any act which, with notice, lapse of time or both, would constitute a material default under, any provision of any such Contract. To the best knowledge of BHP, no other party to any such Contract is in material default thereof except as set forth in Schedule 3.12. Except as set forth in Schedule 3.12, BHP has performed its obligations under all such Contracts and, to the best knowledge of Seller, no party to any such Contract has grounds to terminate such Contract for cause. Except as set forth on Schedule 3.12, each such Contract was entered into with an unrelated third party on an arm's-length basis in the ordinary course of business and all such Contracts will continue to be binding in accordance with their terms after consummation of the transactions contemplated hereby. Except as set forth on Schedule 3.12, none of the transactions contemplated by this Agreement or any Ancillary Document creates in any party to any such Contract the right to revise the terms of, to demand a penalty or premium, to terminate or to accelerate any obligations of BHP or to otherwise declare that such Contract has been breached. Except as set forth on
Schedule 3.12, each Contract between BHP and any agency or political subdivision, any of its providers, members or other group participants, is in substantial compliance with and does not violate any provision of any applicable law, rule or regulation.

      SECTION 3.13 LITIGATION. Except as set forth on Schedule 3.13, there is no (a) action, suit, claim, proceeding or investigation pending or, to the best knowledge of Seller, threat ened, against BHP or relating to, involving or otherwise affecting its business before any court, arbitrator, governmental agency, commission or administrative or regulatory authority, or, to the best knowledge of Seller, any such action, suit, claim, proceeding or investigation pending or threatened against any person who performs professional services for the Seller pur suant to any Contract and which was brought or threatened by a member or subscriber in any health benefit plan offered by BHP; or (b) governmental, regulatory or professional inquiry pending or, to the best knowledge of BHP, threatened against BHP (in cluding, without limitation, any inquiry as to the qualification of BHP to hold or receive any license, certificate, permit or other evidence of authority), and there is no basis for any of the foregoing as to BHP or as to any of its employees, officers, directors, properties or assets or as to any person who performs professional services for Seller pursuant to a Contract, which would have a Material Adverse Effect on the financial condition or operations of BHP. Except as set forth on Schedule 3.13, neither Seller is subject to any continuing injunction, judgment, or other order of any court, arbitrator or Regulatory Entity. Except as set forth on Schedule 3.13, neither Seller is in default under any order, writ, injunction, decree or demand of any court, arbitrator or Regulatory Entity.

     SECTION 3.14 INTERESTED PARTY TRANSACTIONS. Except as set forth in Schedule 3.14 and except with respect to COASTAL's status as the sole shareholder of BHP, no officer or director, no shareholder holding in excess of five percent (5%) of the equity of BHP and no Affiliate of any such person or entity, has, either directly or indirectly, (a) an interest in any person or entity which (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by BHP, or furnishes or sells products or services that compete with products or services that are furnished or sold by or proposed to be furnished or sold by BHP, or (ii) purchases from or sells or furnishes to BHP, any goods or services, or (b) has a beneficial interest in or is a party to any Contract to which BHP is a party, or by which any of its assets is bound, or has any direct or indirect interest in any property, real or personal, tangible or intangible of BHP.

     SECTION 3.15 TAXES. Except as set forth on Schedule 3.15, each of COASTAL and BHP has accurately prepared and timely filed with the appropriate taxing authorities all Tax Returns with respect to BHP and reports required to be filed by it with respect to BHP under all applicable laws or regulations, including, but not limited to, payroll and other employee taxes which are required to be filed, and has paid, or made provision for the payment of, all Taxes with respect to BHP which have or may have become due pursuant to such returns or reports or pursuant to any assessment which has been received by it or which are otherwise due from it. Except as set forth on Schedule 3.15, the provisions for Taxes reflected in the Seller Financial Statements are, or will be, adequate for all Taxes with respect to BHP for the relevant period and all years and periods prior thereto and for which COASTAL or BHP may have been liable on such date. Except as set forth on Schedule 3.15, BHP is not a party to any pending Audit, nor, to the best knowledge of BHP, is any such Audit threatened by any governmental authority for any assessment or collection of Taxes, and there is no basis for any assessment or collection of Taxes, or for any deficiency notice, thirty (30) day letter or similar notice with respect to Taxes. There are no Tax Liens on any of the properties or assets of BHP, other than Liens for Taxes not yet due. Neither COASTAL nor BHP has waived any law or regulation fixing, or consented to the extension of, any period of time for assessment of any Taxes with respect to BHP which waiver or consent is currently in effect.

     SECTION 3.16   EMPLOYEES

           (a)   Except  as disclosed on Schedule 3.16(a)  or  as
required hereunder or under any Ancillary Document and as approved by Seller, neither BHP, nor any ERISA Affiliate, which together with BHP would be deemed a "single employer" within the meaning of Section 4001 of ERISA, has any Plans with or for the benefit of any officer, director, employee, agent or other person, contract with any officer or employee or any other con sultant or person which is not terminable by BHP at will without liability. A copy of each Plan as currently in effect and, if applicable, the most recent annual report, actuarial report, summary plan description, trust agreement and determination letter for each Plan will be delivered to FCNY within ten (10) days after execution of this Agreement, or five (5) days prior to Closing, whichever shall first occur.

           (b) None of the Plans is a multi-employer Plan. Each of the Plans that is subject to ERISA is in substantial compliance with ERISA; each of the Plans intended to be "quali fied" within the meaning of Section 401(a) of the Code is so qualified; no Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code; neither Seller, nor an ERISA Affiliate has incurred, directly or indirectly, any liability (including any contingent liability) to or on account of a Plan pursuant to Title IV of ERISA; no proceedings have been instituted to terminate any Plan that is subject to Title IV of ERISA; no "reportable event," as such term is defined in Section 4043(b) of ERISA, has occurred with respect to any Plan; and no condition exists that presents a material risk to Seller, or an ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to Title IV of ERISA.

           (c) The current value of the assets of each of the Plans that is subject to Title IV of ERISA exceeds the present value of the accrued benefits under each such Plan, taking into account projected salary increases and based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared for such Plans; and all contributions or other amounts payable by BHP as of the Closing Date with respect to each Plan in respect of current or prior plan years have been or will be (prior to the Closing Date) either paid or accrued on the Seller Financial Statements. There are no pending or, to the best knowledge of BHP, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trust related thereto.

           (d) Except for employment, consulting and severance agreements set forth on Schedule 3.16(d), no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension benefit plan," as that term is defined in
Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of Seller, or the ERISA Affiliates or (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

           (e) Neither Seller, nor any of their respective agents, representatives or employees, in connection with its business, has committed any unfair labor practice as defined in the National Labor Relations Act of 1947, as amended, and there is not now pending nor, to the best knowledge of Seller, threatened any unfair labor practice charge, complaint, labor disturbance or other controversy, administrative action or litigation respecting employment against BHP. BHP has complied with all applicable federal, state and local equal employment opportunity and other laws related to employment, including but not limited to any and all federal, state and local rules, regulations and laws respecting employment and employment practices, terms and conditions of employment, the sponsorship, maintenance, administration and operation of (or the partici pation of its employees in) employee benefit plans and arrangements, and occupational safety and health, and neither Seller is engaged in any violation of any law, rule or regulation related to employment, including any unfair labor practice or act of employment discrimination. Except as set forth on Schedule 3.16(e), neither Seller is a party to any collective bargaining agreement with any labor union or organization representing or claiming to represent any of its employees, nor are any of the employees of COASTAL or BHP represented by any labor union or organization, nor are any union organizing or election activities involving any employees of COASTAL or BHP in progress or, to the best knowledge of Seller, threatened.

     SECTION 3.17   ENVIRONMENTAL MATTERS

          (a) Except as set forth on Schedule 3.17(a), BHP is in substantial compliance with all applicable environmental and health and safety laws, regulations, ordinances and requirements.

           (b) Schedules 3.17(b) includes all environmental, health and safety licenses, permits, approvals or other evidences of authority or other entitlements necessary for, and all submissions, filings and reports regarding, BHP and their respective operations. Except as set forth on Schedule 3.17(b), all such permits, licenses, authorizations or other entitlements are in good standing and BHP is in substantial compliance with all terms and conditions of such permits, licenses, etc.

          (c) Except as set forth on Schedule 3.17(c), there has been no past or present release, spill, emission, leaking, disposal, discharge, leaching or migration into the indoor or outdoor environment, or any report, notice or filing regarding the same, of a waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, extremely hazardous waste, medical waste, restricted waste, special waste, petroleum or petroleum-derived substance or waste, asbestos or any substance or waste (together, "Hazardous Substances"), the presence of which has required or will require remedial action on the part of BHP. Except as set forth on Schedule 3.17(c), there is no claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential lia bility (including, without limitation, potential liability for investigatory costs, cleanup costs, response costs, damages, injuries or penalties) pending or, to the best knowledge of BHP, threatened against BHP, or any person or entity for whom BHP is or may be liable, regarding the presence or release of any Hazardous Substances.

      SECTION 3.18 BOOKS AND RECORDS. The books and records of BHP contain a complete and accurate summary in all material respects of the business and operations of BHP, have been maintained in accordance with good business practices and are accurately reflected in the Seller Financial Statements. Neither Seller has engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in its books and records in the ordinary course.

      SECTION  3.19   PROPRIETARY RIGHTS. Except as set forth  on
Schedule 3.19, BHP owns or possesses adequate licenses or other rights to use all Proprietary Rights and has made all applica tions and licenses necessary therefor. All Proprietary Rights are listed and described on Schedule 3.19. Neither the validity of the Proprietary Rights nor the title thereto or use thereof by BHP is being questioned in any pending or, to the best knowledge of BHP, threatened litigation and the conduct of the business of Seller as now or heretofore conducted, does not conflict with licenses, copyrights, uncopyrighted works, trademarks, service marks, trade names, trade name rights, patents, patent rights, unpatented inventions or trade secrets of others. To the best knowledge of Seller, and except as set forth on Schedule 3.19 there  is  no  infringement by others of any of  the  Proprietary
Rights.

      SECTION 3.20 FRAUD AND ABUSE. BHP has not engaged in any activities which are prohibited under Federal Medicare and Medicaid statutes, 42 U.S.C. 1320a-7b, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations or which are prohibited by rules of professional conduct or which otherwise could constitute fraud, including but not limited to the following: (a) making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment, or any other document, including, but not limited to, BHP enrollment applications; (b) making or causing to be made any false statement or representation of a material fact for use in deter mining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (d) soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid.

     SECTION 3.21   RESERVES

           (a) The reserves for claims incurred but not reported and the reserves for claims reported but not paid with respect to BHP and contained in the Seller Financial Statements make sufficient provision for such Liabilities, taking into account any relevant changes in claim backlogs or claim aging due to systems changes or to cash flow considerations.

           (b) In order to facilitate the payment by BHP of provider claims related to healthcare services rendered prior to Closing but not yet paid by BHP, including those claims which may not be submitted to BHP until after Closing ("BHP Unpaid Claims"), FCNY will make its claims processing system available to BHP for a period of up to 180 days following the Closing, and will also designate an FCNY employee who will assist BHP in the claims payment process during such period, at a cost of $3,000 per month. In connection with the BHP Unpaid Claims, COASTAL and/or BHP shall establish a segregated fund with a financial institution located in New York State, in an amount equal to the greater of (x) the amount of the BHP Unpaid Claims as reflected on BHP's Closing date balance sheet, and (y) the amount required by any federal or New York State regulatory authority to be set aside for the purpose of satisfying BHP Unpaid Claims. Such segregated fund shall be used only for the purpose of paying BHP Unpaid Claims that COASTAL/BHP have reviewed and determined to be valid. Monies remaining in such segregated fund, if any, shall be released to COASTAL/BHP only upon FCNY's acknowledgment that all valid BHP Unpaid Claims submitted within 180 days of the Closing have been satisfied, as evidenced by a provider release given to BHP, or such other documentation as may be considered acceptable by FCNY in its reasonable judgment. If there shall arise any significant dispute with a provider or other obligee of a BHP Unpaid Claim regarding the settlement of such claim, BHP shall give FCNY prompt written notice of such dispute, and shall involve FCNY in the settlement process of such dispute, with the ultimate resolution thereof to require the approval of FCNY, which approval shall not be unreasonably withheld. FCNY agrees that it shall not make any entries to BHP files affecting pre-closing information in the BHP claims processing system without the prior approval of BHP, which approval shall not be unreasonably withheld.

      SECTION 3.22 ACTIVITIES OF PROVIDERS. Except as set forth on Schedule 3.22, to the best knowledge of Seller:

          (a) No contracting provider of medical services to BHP has expressed an intent in writing (whether or not legally binding) to disenroll as a provider to Seller.

          (b) No physicians or Independent Practice Associations which contract with BHP have expressed an intent in writing
(whether  or  not legally binding) to terminate their  respective
Contracts with BHP.

           (c) No providers of hospital or ancillary services to Seller have expressed an intent in writing (whether or not legally binding) to terminate their respective Contracts with BHP.

      SECTION 3.23 CONTRACTS ENTERED INTO IN ORDINARY COURSE OF BUSINESS. All Contracts to which BHP is a party were entered into by BHP in the ordinary course of business; if the execution of any Contract was not in the ordinary course of BHP's business, then such Contract was properly approved by resolution of the Board of Directors of BHP.

      SECTION 3.24 COMPLAINTS AND GRIEVANCES. Except as listed on Schedule 3.24, there are no claims pending against BHP for utilization review, member complaints made through Regulatory Entities, contractual disputes with providers, claims by providers or patients regarding payment, or claims by expelled or disciplined providers.

      SECTION 3.25 DISCLOSURE. No representation or warranty by Seller contained in this Agreement, including but not limited to all Schedules attached hereto, the Ancillary Documents and each certificate or other document furnished or to be furnished by Seller to FCNY or its representatives in connection herewith or therewith or pursuant hereto or thereto, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided herein or therein. At or prior to ten (10) days after the execution of this Agreement or five (5) days prior to Closing, whichever shall first occur, Seller shall have disclosed to FCNY in writing all material adverse facts with respect to BHP known to it relating to the same.

      SECTION 3.26 BROKERS AND FINDERS. All negotiations on behalf of Seller with respect to this Agreement and the transactions contemplated hereby have been transacted directly be tween Seller and FCNY without the intervention of any broker, finder or other financial advisor on behalf of Seller, except that COASTAL and BHP have retained Advest, Inc. as their financial advisor. COASTAL and BHP have the sole responsibility and liability to pay the fees and expenses of their financial advisor. Neither Seller nor any officer thereof knows of any other broker or finder acting on behalf of Seller having any con nection with this Agreement and the transactions contemplated hereby nor has Seller engaged, consented to or authorized any broker, investment banker or third party other than Advest, Inc. to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.
                           ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF FCNY


     FCNY represents and warrants to Seller that the following is true as of the date hereof and will be true as of Closing:

      SECTION 4.1 ORGANIZATION AND STANDING. FCNY is a New York not-for-profit corporation duly organized, validly existing and in good standing under the laws of the State of New York.

     SECTION 4.2 CORPORATE POWER; VALIDITY OF AGREEMENT. FCNY has all requisite legal and corporate power and authority to execute and deliver this Agreement and all Ancillary Documents to which it is a party and to carry out and perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and such Ancillary Documents have been duly authorized by the Board of Directors of FCNY. No other corporate proceedings on the part of FCNY are necessary to authorize this Agreement and such Ancillary Documents and the transactions contemplated hereby and thereby. This Agreement and such Ancillary Documents have been or, in the case of such Ancillary Documents, will be at the Closing Date, duly executed and delivered by FCNY and constitute or, in the case of such Ancillary Documents, will constitute at the Closing Date legal, valid and binding obligations of FCNY, enforceable against FCNY in accordance with their terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally.

      SECTION 4.3 BROKERS. Other than any brokers used in connection with FCNY's arrangement of financing in connection with this Agreement, if any, FCNY has not entered into any agreement or incurred any obligation, directly or indirectly, for the payment of any broker's or finder's fees or commission.

      SECTION 4.4 CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES. To the best knowledge of FCNY, no consent, order, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery of this Agreement by FCNY or the consummation by FCNY of the transactions contemplated hereby, except (i) the approval of DOH, and (ii) such filing or approval as may be required by or with HCFA.

       SECTION 4.5 NO VIOLATION; CONSENTS AND APPROVALS. Neither the execution and delivery of this Agreement and the Ancillary Documents to which FCNY is a party, nor the consummation by FCNY of the transactions contemplated hereby, nor compliance by FCNY with any of the provisions hereof will (a) conflict with or result in a breach of any provision of the certificate of incorporation or Bylaws of FCNY; (b) violate or conflict with any order, writ, injunction, decree, statute, rule or regulation of any court or Regulatory Entity applicable to FCNY; or (c) result in a default (or an event which with notice or lapse of time or both would become a default) or give to any third party any right of termination, cancellation, amendment or acceleration under, or result in the creation of a lien on any of the assets of FCNY pursuant to any Contract to which FCNY is a party or by which it or its assets may be bound or affected.

      SECTION 4.6 FINANCIAL STATEMENTS. To the best knowledge of FCNY, all financial information furnished to Seller, or to be furnished to Seller, by FCNY in accordance with this Agreement, is true and accurate in all material respects.

      SECTION 4.7 SOLVENCY. FCNY is not in the hands of a receiver, nor has it committed an act of bankruptcy, nor has an order for relief been entered with respect to FCNY. FCNY is not insolvent and will not be rendered insolvent after giving effect to the transactions contemplated hereby.

      SECTION 4.8 COMPLIANCE WITH LAW. FCNY has no actual knowledge that FCNY's conduct has been or is out of conformity with (a) any material federal, state or local governmental laws, regulations or orders applicable to FCNY, (b) any requirements set forth in necessary licenses, permits, provider contracts and other agreements or authorizations necessary to conduct FCNY's business or (c) any applicable federal, state and local laws, regulations, rules, orders or other requirements respecting employment and wages and hours, except for any FCNY practice or event of non-compliance under this Section 4.8 that would not have a Material Adverse Effect on the condition (financial or otherwise), business or operation of FCNY.

      SECTION 4.9 DISCLOSURE. No representation or warranty by FCNY set forth in this Agreement or in connection with this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to make the statements herein or therein not misleading.
                           ARTICLE V
           CONDUCT OF BHP'S BUSINESS PENDING CLOSING

      SECTION 5.1 ORDINARY COURSE OF BUSINESS. During the period from the date of this Agreement to the Closing Date, BHP shall conduct its business only in the ordinary and usual course, consistent with past practices. Without limiting the generality of the foregoing, BHP shall preserve the composition of its provider network organization, keep available the services of its officers and employees (subject to such terminations for cause as BHP may deem necessary in its sole discretion), and maintain satisfactory relationships with Regulatory Entities, providers, payors, members, licensors, suppliers, distributors, customers, employees, contractors and others having business relationships with it.

      SECTION 5.2 INTERIM OPERATIONS OF BHP. Without limiting the generality of Section 5.1, prior to the earlier of the Closing Date or the termination of this Agreement, and except as otherwise required by this Agreement or any of the Ancillary Documents, BHP shall not, without the prior written consent of
FCNY:

          (a) Amend its articles or certificate of incorporation or bylaws;

           (b) Prepay its expenses or obligations except in accordance with the terms of applicable Contracts and in the ordinary course of business.

           (c) Increase the compensation or benefits for any of its employees, consultants or agents.

           (d) Offer employment to or employ any person not currently employed by it other than on the basis of employment-at-will in the ordinary course of business and consistent with past practice, or enter into any written employment contract or any collective bargaining agreement.

           (e) Sell, dispose of or encumber any amount of its capital assets, or enter into, renew or extend any lease of capital equipment or real estate.

           (f) Create, amend, extend, renew, assume, incur or guarantee any indebtedness.

            (g) Enter into any Contract or engage in any transaction which is not in the usual and ordinary course of its business or which is inconsistent with its past practices.

           (h) Amend or terminate any Contract listed on any of the Schedules annexed hereto pursuant to Sections 2.1 and 2.3 hereof, to which it is a party or by which its assets are bound, or enter into any Contract of a type that would be listed thereon had it existed on the date hereof.

           (i) Amend, supplement or otherwise alter, in any material respect, any Contracts or relationships with providers, except as required hereunder or pursuant to any of the Ancillary
Documents.

           (j) Commence, compromise, settle, waive, approve or permit the settlement of, any litigation, proceeding, hearing, arbitration or other dispute or claim involving amounts in controversy of more than $25,000 in the aggregate, other than for fair consideration in the ordinary course of business consistent with past practice.

            (k) Enter into any Contract or engage in any transaction with any of its Affiliates, shareholders, directors, officers or employees.

          (l)  Make any change in its accounting practices.

           (m) Fail to keep in full force and effect insurance covering it and its properties and assets, comparable in amount and scope of coverage to that which is now maintained.

           (n) Enter into any Contract that would cause any of the representations and warranties contained in Article III to be untrue in any material respect.

          (o) Enter into any Contract or commitment to do any of the things described in subsections (a) through (o) of this
Section 5.2.

      SECTION 5.3 BHP WORKFORCE. It is the intention of FCNY to retain as much of the BHP workforce as, in FCNY's sole judgment, is practicable. BHP, therefore, shall take no action to diminish its workforce by means of layoffs or other non-cause related employee terminations.

                           ARTICLE VI
                     PRE-CLOSING COVENANTS


     SECTION 6.1    FULL ACCESS BY FCNY

           (a) From and after the date of this Agreement, Seller shall afford FCNY and its accountants, counsel and other representatives full access during normal business hours to such of the properties, books, Contracts, records and employees of BHP as FCNY may determine to be material to its evaluation of the transaction contemplated hereby, provided that same does not unreasonably interfere with the conduct of BHP's business and, during such period, shall furnish to FCNY all information concerning the business, properties and personnel of BHP as FCNY may reasonably request.

           (b) Seller shall use its best efforts to cause the independent auditors of each of COASTAL and BHP to make available copies of all such documents and information with respect to the business and properties of BHP as representatives of FCNY may from time to time reasonably request, including, without limitation, the working papers used to prepare the Seller Financial Statements and all Tax Returns filed with respect to BHP. During the period from the execution of this Agreement to the Closing Date, Seller shall confer on a regular and frequent basis with one or more representatives of FCNY to report material operational matters and to report the general status of ongoing operations.

           (c) From the date hereof to the Closing Date, Seller shall deliver to FCNY Interim Financial Statements of Seller as soon as they are available but in any event within twenty-five
(25) days of the end of each month. Seller shall allow FCNY, its affiliates and their representatives to contact and communicate with physicians who are parties to any Contract with the Seller (either individually or as members of an Independent Practice Association), members, regulators, hospitals, physicians and other professionals, it being understood that any such contacts and communications shall be conducted in a manner so as not to unreasonably interfere with the business of operations of the Seller, and BHP shall have the right to give its prior approval to the nature of each such contact or communication, which approval shall not be unreasonably withheld.

      SECTION 6.2 NOTICE OF CHANGES. Between the date hereof and the Closing Date, each Party hereto, as the case may be, shall promptly supply, supplement or amend the Schedules attached hereto with respect to any matter arising after the date hereof that, if existing or occurring at the date hereof, would have been required to be set forth or described in such Schedules. If, between the date hereof and the Closing Date, any Regulatory Entity shall commence any examination, review, investigation, action, suit or proceeding against any party with respect to this Agreement, each Party shall give prompt notice thereof to the others and shall keep the other Parties informed as to the status thereof.

      SECTION 6.3 CERTAIN DEFAULTS. Each Party hereto shall give prompt notice to the other Party of any written notice of default received by it subsequent to the date of this Agreement and prior to the Closing Date under any Contract to which it is a party or by which any of its assets is bound.

      SECTION 6.4 CONSENTS. Seller shall obtain before the Closing Date all licenses, certificates, permits, consents, evidences of authority and other approvals required to be obtained from any Regulatory Entity, political subdivision or other person in connection with consummation of the transactions contemplated by this Agreement, including, without limitation, all consents necessary from Regulatory Entities (such as, but not limited to, DOH or HCFA) or under Contracts (including Contracts with the Department of Social Services in those counties as to which BHP has a Certificate of Authority) so that the same will continue in effect after the Closing Date.

       SECTION 6.5 NOTICE OF BREACH. Each Party shall immediately give notice to the other of the occurrence of any event, or the failure of any event to occur, that results in a breach of any representation or warranty contained herein by such Party or a failure by said party to comply with any covenant, condition or agreement contained herein.

       SECTION 6.6 CONDUCT. Except as provided by this Agreement, as may be required by law or as the other party hereto may otherwise consent in writing, no Party hereto will enter into any transaction, take any action or permit any event to occur which would result in any of the representations and warranties contained in this Agreement or in any Ancillary Document deliv ered by or on behalf of such party or any of their representatives in connection with this Agreement or the transactions contemplated hereby not being true and correct immediately after such transaction has been entered into or consummated, such action has been taken or such event has occurred.

     SECTION 6.7 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of the Parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, and execute and deliver or cause to be executed and delivered, as the case may be, all such further assignments, endorsements and other documents as such other party may reasonably request in order to consummate the transactions contemplated by this Agreement.

      SECTION 6.8 FILINGS. Seller shall make or cause to be made all such filings and submissions as may be required of Seller under applicable laws, rules and regulations for the con summation of the transactions contemplated by this Agreement. FCNY shall make or cause to be made all such other filings and submissions as may be required of FCNY under applicable laws, rules and regulations for consummation of the transactions contem plated by this Agreement. The Parties hereto shall coordinate and cooperate with one another in exchanging such information and reasonable assistance as may be requested by either of them in connection with the foregoing.

     SECTION 6.9    CONFIDENTIAL INFORMATION

           (a) Each of the Parties hereto shall, and shall cause their respective representatives to, hold in confidence all data and information obtained with respect to the other Party, or the business of the other Party, from any representative, officer, director or employee of such party, or from any books or records of such party in connection with this Agreement and the Ancillary Documents or the transactions contemplated by this Agreement and the Ancillary Documents, and shall not use such data and information or disclose the same to others except for the transactions contemplated hereby. Confidential information shall not include information in the public domain, information published or disseminated by the Party generating such information without restriction to other persons, information which is independently developed by the other Party or information identified in writing by the furnishing Party as not being confidential.

           (b)   If  this  Agreement  is terminated  pursuant  to
Article IX, all written data and information obtained by either of the Parties hereto from the other Party, and all copies thereof, shall be returned promptly to the relevant Party and each Party agrees to keep confidential and not use or exploit for any purpose whatsoever any information obtained by it unless and until such information is ascertainable from public or published information or trade sources or is otherwise a matter of public knowledge.

      SECTION 6.10   SUBSEQUENT DELIVERIES BY SELLER.  Within one
(1) week from the date of this Agreement or five (5) days prior to the Closing, whichever shall first occur, Seller shall deliver to FCNY the following:

           (a) A true, correct and complete list and summary description of all Contracts to which BHP is a party or by which any of its assets may be bound.

           (b) True, correct and complete copies of all Tax Returns and reports and all schedules and all other supporting documents thereto filed by or on behalf of BHP with all appropriate taxing authorities, including all communications relating thereto, for all taxable years for which the statute of limitations has not expired.

          (c) A true, correct and complete list of all employees of BHP as of the date hereof, together with their titles or positions and the annualized amounts of base pay or compensation being paid to, or accrued for, each employee (including amounts accrued under vacation, sick pay, severance and other benefit arrangements).

           (d) A true, correct and complete list (in magnetic tape or other similar form acceptable to FCNY) of all persons who are members of BHP as of June 30, 1997, together with copies of its standard provider Contracts with hospitals, physicians, IPAs and physician groups, and copies of Contracts with hospitals, IPAs, physician groups and physicians which differ from the standard provider Contracts.

          (e) A true, correct and complete copy of BHP's "appeal log" or other listing of claims, complaints and disputes as of the date of the execution of this Agreement, and all files and records relating to any claims, complaints and disputes referred to in Section 3.24 of this Agreement.

          (f) A true, correct and complete summary of the claims history under all policies listed on Schedule 3.8(a) for BHP.

           (g) All Schedules contemplated by this Agreement but not attached hereto upon execution.


                          ARTICLE VII
                CONDITIONS TO FCNY'S OBLIGATIONS


     Each and every obligation of FCNY under this Agreement to be performed on or before the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless otherwise waived in writing:

      SECTION  7.1     SPECIFIC CONDITIONS.   FCNY's  obligations
under   this  Agreement  are  specifically  conditioned  on   the
following:

            (a)    Completion  by  FCNY  of  its  due   diligence
investigation, satisfactory to FCNY in its sole discretion, relating to the Acquired Assets, the Assumed Liabilities and the operations and profitability of BHP.

          (b) Approval of the Board of Directors of FCNY of this Agreement and of the transactions contemplated by this Agreement.

          (c) FCNY being satisfied, in its sole discretion, that upon consummation of the transaction contemplated in this Agreement, it would succeed to BHP's existing Certificates of Authority for all counties in which BHP currently conducts business or is licensed to do so, or receive new Certificates of authority for all such counties.

           (d) Relief (in form and substance satisfactory to FCNY) from the requirement that FCNY provide family planning services to current BHP enrollees from and after the consummation of the Transaction.

           (e) Receipt from BHP of assignments and/or consents, where necessary (in form and substance satisfactory to FCNY) from any state or local social services agency or any political subdivision, and from all providers that make up its networks to the assignment of their Contracts to FCNY. For provider contracts in which assignment is automatic upon notice from BHP to the provider, BHP shall give such notice and provide copies of the notification letters to FCNY.

      SECTION 7.2 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties contained in this Agreement and in all certificates and other documents delivered by Seller to FCNY pursuant to this Agreement or in connection with the transactions contemplated hereby shall be in, all material respects, true and complete as of the date when made, and at and as of the Closing as though such representations and warranties were made at and as of such date, except for changes permitted by the terms of this Agreement.

     SECTION 7.3 PERFORMANCE. Seller shall have performed and complied with all material agreements, obligations and conditions required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

     SECTION 7.4 NO GOVERNMENTAL PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened against COASTAL or BHP that (a) questions the validity or legality of the transactions contemplated by this Agreement, or (b) might affect the right of COASTAL or BHP to convey the Acquired Assets to the FCNY.

      SECTION 7.5 OPINION OF SELLER'S COUNSEL. BHP shall have delivered to FCNY an opinion from legal counsel to Seller ("Seller's Counsel"), dated the Closing Date, in form and substance satisfactory to FCNY and to FCNY's Counsel (as defined below), to the effect that:

           (a) BHP is a New York corporation, duly organized, validly existing and in good standing under the laws of the State of New York.

           (b) BHP the requisite power and authority to own its properties and conduct its business as now being conducted, and to enter into this Agreement and to consummate the transactions contemplated hereby.

           (c) This Agreement, and all other agreements referred to herein or contemplated hereby, have been duly authorized by all necessary action, have been validly executed and delivered, and constitute the legal, valid and binding obligations of BHP, enforceable against in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally.

      SECTION 7.6 OFFICER'S CERTIFICATE. Seller shall have furnished FCNY with a certificate of COASTAL, signed by COASTAL's Chief Executive Officer and dated as of the Closing Date, and a certificate of BHP, signed by BHP's Chief Executive Officer and dated as of the Closing Date, certifying:

          (a) That the representations and warranties of COASTAL and BHP, as applicable, contained in this Agreement are true and complete, in all material respects, as of the Effective Date and as of the Closing Date;

            (b) That COASTAL and BHP, as applicable, have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date; and

           (c) As to the validity of an attached copy of resolutions of COASTAL's and BHP's applicable Board of Directors approving this Agreement and the transactions described herein.

      SECTION 7.7  NO MATERIAL CHANGE.  There shall have been  no
material   adverse   change  in  the  condition   (financial   or
otherwise), results of operations, assets, liabilities, reserves, business or prospects of BHP.

      SECTION 7.8 REVIEW AND APPROVAL OF THE ACQUIRED ASSETS. FCNY shall have completed and approved to its satisfaction, to be exercised within its reasonable discretion, an operations, legal and accounting review of the Acquired Assets, including, but not limited to, the following:

           (a) FCNY shall have approved of the condition of any and all acquired real property, personal property and inventory, based upon such inspections, reviews and investigations as FCNY may, in its sole discretion, wish to conduct, at FCNY's sole cost and expense, prior to Closing.

           (b) FCNY shall have approved of the status and conditions of BHP's operations, Contracts, agreements, leases, records, payment obligations, insurance policies and other legal obligations, based upon such inspections, reviews and investigations as FCNY may, in its sole discretion, wish to conduct, at FCNY's sole cost and expense, prior to Closing.

     SECTION 7.9 NO GOVERNMENTAL PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened, which suit, action, investigation, inquiry or other proceeding (a) questions the validity or legality of the transactions contemplated by this Agreement and might affect the right of FCNY to own, operate or possess, after the Closing, the Acquired Assets or (b) might be materially adverse to the business BHP or result in a liability of FCNY with respect thereto.

      SECTION 7.10 LICENSES AND PROVIDER NUMBERS. FCNY shall have obtained reasonably satisfactory assurances from necessary governmental authorities that FCNY will be granted all approvals, Certificates of Authority, etc. as may be necessary to effectuate the transactions described herein.

     SECTION 7.11 INTEGRA IPA AGREEMENT. BHP shall have entered into an amendment to the Mental Health Services Management
Agreement  dated July 19, 1995 between BHP and Integra IPA,  Inc.
substantially in the form of Exhibit C annexed hereto.

     SECTION 7.12 APPROVAL OF SCHEDULES. The Schedules required to be provided to FCNY pursuant to this Agreement shall be subject to the approval of FCNY.
                          ARTICLE VIII
               CONDITIONS TO SELLER'S OBLIGATIONS


      Each and every obligation of Seller under this Agreement to be performed on or before the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless otherwise waived in writing by
Seller:

      SECTION 8.1 APPROVAL OF BOARD OF DIRECTORS. Approval of the Board of Directors of each of COASTAL and BHP of this Agreement and of the transactions contemplated by this Agreement.

      SECTION 8.2 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties contained in this Agreement and in all certificates and other documents delivered by FCNY to Seller pursuant to this Agreement or in connection with the transactions contemplated hereby shall be in, all material respects, true and complete as of the date when made and at and as of the Closing as though such representations and warranties were made at and as of such date, except for changes permitted by the terms of this Agreement.

      SECTION 8.3 PERFORMANCE. FCNY shall have performed and complied with all material agreements, obligations and conditions required by this Agreement to be performed or complied with by FCNY on or prior to the Closing Date.

     SECTION 8.4 NO GOVERNMENTAL PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding of any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened against FCNY that (a) questions the validity or legality of the transactions contemplated by this Agreement, (b) might affect the right of COASTAL or BHP to convey the Acquired Assets to the FCNY.

      SECTION 8.5 OPINION OF FCNY's COUNSEL. FCNY shall have delivered to Seller an opinion from FCNY's legal counsel, dated the Closing Date, in form and substance satisfactory to Seller and to Seller's Counsel (as defined) to the effect that:

           (a) FCNY is a New York corporation, duly organized, validly existing and in good standing under the laws of the State of New York.

           (b)  FCNY has the requisite power and authority to own
its  properties and conduct its business as now being  conducted,
and   to  enter  into  this  Agreement  and  to  consummate   the
transactions contemplated hereby.

           (c) This Agreement, and all other agreements referred to herein or contemplated hereby, have been duly authorized by all necessary action, have been validly executed and delivered, and constitute the legal, valid and binding obligations of FCNY, enforceable against in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally.

      SECTION  8.6     OFFICER'S CERTIFICATE.   FCNY  shall  have
furnished  to  Seller  a certificate of FCNY,  signed  by  FCNY's
President and Chief Executive Officer and dated as of the Closing
Date, certifying:

           (a) that the representations and warranties of FCNY contained in this Agreement are true and complete, in all material respects, as of the Effective Date and as of the Closing
Date;

           (b) that FCNY has performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by FCNY on or prior to the Closing Date; and

           (c) as to the validity of an attached copy of resolutions of FCNY's Board of Directors approving this Agreement and the transactions described herein.

      SECTION 8.7 LEASE OF EMPLOYEES. Upon the Closing, Seller agrees to lease to FCNY and FCNY agrees to lease from Seller all of Seller's employees as of the Closing Date, other than those employees set forth in Schedule 2.3(a)(iv), pursuant to an agreement between Seller and FCNY to be entered into prior to or at the Closing (the "Transition Services Agreement"), substantially in the form of Exhibit D hereto.

     SECTION 8.8 REGULATORY MATTERS. Seller shall be satisfied, in its sole but reasonable discretion, that the state and local agencies and political subdivisions having jurisdiction over the transactions contemplated hereby shall have approved such transactions in a manner that permits those enrollees of Seller who do not affirmatively elect membership in a prepaid health services plan other than FCNY to become enrollees of FCNY pursuant to a "default" mechanism.


                           ARTICLE IX
                  TERMINATION AND ABANDONMENT


      SECTION 9.1 METHODS OF TERMINATION. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time, but not later than the conclusion of the transactions contemplated hereby, as follows:

          (a)  By the mutual agreement of BHP and FCNY; or

           (b) By FCNY, on or before the Closing Date, if FCNY determines, in its reasonable discretion, that any of the conditions provided for in Article VII of this Agreement have not been satisfied or waived in writing by FCNY prior to such Closing Date (or such earlier date as may be applicable to any particular condition as expressly set forth in Article VII hereof); or

           (c) By FCNY, in its sole discretion and in accordance with Section 2.7(c) hereof, if the number of BHP enrollees falls below 35,000; or

           (d) By Seller, on or before the Closing Date, if Seller determines, in its reasonable discretion, that any of the conditions provided for in Article VIII of this Agreement have not been satisfied or waived in writing by BHP prior to such Closing Date.

      SECTION 9.2 PROCEDURE UPON TERMINATION. In the event of termination of this Agreement and abandonment of the transactions contemplated hereunder pursuant to Sections 2.7(b) or 9.1 hereof, written notice of such termination and abandonment shall be given to the other Party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by FCNY or Seller, as the case may be. Additionally, following such termination and abandonment:

           (a) Each Party shall redeliver to the other, all documents, work papers, and other material of any party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the Party furnishing the same.

           (b)   The provisions of Sections 2.3(b)(ii), 2.7, 2.8,
6.9,  10.1,  10.2, 10.3, 11.4 and 11.10 hereof shall survive  the
Closing.

           (c) Each Party shall pay its own expenses incident to preparation for the consummation of this Agreement and the transactions contemplated hereunder.
                           ARTICLE X
                        INDEMNIFICATION


       SECTION 10.1 INDEMNIFICATION BY FCNY. FCNY shall indemnify, defend and hold harmless COASTAL and BHP, their officers, directors, affiliates, successors and assigns from and against any and all claims, losses, costs, expenses, liabilities, obligations and damages, including reasonable attorneys fees and court costs, that COASTAL or BHP may incur to the extent arising out of or resulting from:

            (a) the claim of any third party for alleged liabilities or obligations of FCNY arising out of FCNY's use or disposition of the Acquired Assets or the operation of the business represented by the Acquired Assets following the Closing Date, including without limitation, liabilities or obligations constituting Assumed Liabilities;

            (b) the breach by FCNY of any representation, warranty, covenant or agreement made by FCNY in this Agreement, whether or not such breach should have been known by Seller;

           (c) the failure of FCNY to perform any of its covenants or agreements hereunder; or

           (d) any claim, action, suit or proceeding relating to the purported lapse of BHP's provider agreement with any provider with whom FCNY also has a provider agreement, except in the case of any provider agreement where the provider that is a party thereto has expressly agreed or consented in writing to such lapse and/or acknowledged that BHP will have no further liability or obligations under such provider agreement after the Closing Date, except for liabilities or obligations relating to periods ending on or prior to the Closing Date.

      SECTION 10.2 INDEMNIFICATION BY COASTAL AND BHP. COASTAL and BHP, jointly and severally, shall indemnify, defend and hold harmless FCNY, its members officers, directors, affiliates, successors and assigns from and against any and all claims, losses, costs, expenses, liabilities, obligations and damages, including reasonable attorneys fees and court costs, that FCNY may incur to the extent arising out of or resulting from:

           (a) any and all liabilities and obligations of Seller of any nature whatsoever, except for those liabilities and obligations of Seller that FCNY specifically assumes pursuant to this Agreement and those liabilities and obligations as to which FCNY has undertaken to indemnify COASTAL and BHP pursuant to
Section 10.1 hereof;

           (b) the breach by Seller of any representation, warranty, covenant or agreement made by Seller in this Agreement, whether or not such breach should have been known by FCNY;

           (c) the failure of Seller to perform any of its covenants or agreements hereunder;

           (d) any and all actions, claims or proceedings or investigations, whether commenced or instituted prior to or subsequent to the Closing Date, that relate to Seller or the Acquired Assets, in which the principal event giving rise thereto occurred prior to the Closing Date, or which result from or arise out of any action or inaction of Seller, or of any director, officer employee, agent, representative or subcontractor of Seller, prior to the Closing Date, including, but not limited to claims by any broker or finder for a commission or finder's fee; and

           (e) any and all actions, claims, proceedings or investigations with respect to FCNY's title to any the Acquired Assets, including, but not limited to, (i) Seller's failure to convey any of the Acquired Assets to FCNY free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, except as set forth on applicable Disclosure Schedules, and (ii) Seller's failure to obtain the requisite consents of third parties to the transactions contemplated in this Agreement, except for such consents as are expressly waived by FCNY.

     SECTION 10.3  INDEMNIFICATION LIMITATIONS

          (a) Notwithstanding anything to the contrary contained in Section 10.2, neither Coastal nor BHP shall have any indemnity obligation thereunder in respect of any claim against FCNY that is first asserted after the expiration of the statute of limitations applicable to such liability, obligation, action, claim, proceeding or investigation on which the claim for indemnity is based.

          (b) Notwithstanding anything to the contrary contained in Section 10.2, in no event shall Coastal or BHP have any indemnity obligation thereunder in an amount that would cause the aggregate amount of indemnification provided by COASTAL and/or BHP to exceed the sum of $7,750,000; provided, however, that such limitation shall not apply to any indemnity obligation arising under Section 10.2(a) or Section 10.2(d) in respect of third party claims asserted against FCNY.

      SECTION 10.4 NOTIFICATION OF CLAIMS. Promptly after the receipt of notice of any third party claim (a "Third Party Claim") made against a party who is entitled to indemnity here under (the "Indemnified Party"), the Indemnified Party shall notify the party from whom indemnity may be sought hereunder (the "Indemnifying Party") in writing of the receipt of such claim. The omission of the Indemnified Party to so notify the Indemnifying Party of any such claim shall relieve the Indemnifying Party from any liability in respect of such claim which it may have to the Indemnified Party, but only to the extent that the Indemnifying Party was injured by the Indemnified Party's omission to so notify the Indemnified Party. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party delivered within 15 days after receipt of notice from the Indemnified Party of a Third Party Claim (such 15 day period, the "Notice Period"), to assume the defense of the Third Party Claim at its expense with counsel of its choice. If the indemnifying fails to notify the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Third Party Claim, or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings. The party defending a Third Party Claim will have full control of such defense and proceedings, including any compromise of settlement thereof; provided, however, that if requested by the defending party, the non-defending party agrees, at the sole cost and expense of the defending party, to provide reasonable coopera tion with the defending party and its counsel in contesting any Third Party Claim.

      SECTION 10.5 OTHER REMEDIES. The indemnity provisions set forth in this Agreement shall not, in any way, foreclose enforcement of any other right or remedy that FCNY or COASTAL or BHP may have under this Agreement or at law or equity.
                           ARTICLE XI
                     ADDITIONAL AGREEMENTS

      SECTION  11.1   LEASE ARRANGEMENTS.   BHP  agrees  to  make
available to FCNY the offices of BHP located in Syracuse, Melville, White Plains, and New York City, New York (the
"Retained Offices") on the following terms and conditions:

          (a)  If the Closing occurs prior to September 30, 1997,
BHP shall maintain each of the Retained Offices and pay all the rent due thereon until September 30, 1997 or until such earlier date as FCNY vacates any or all of such offices.

           (b) With respect to periods after September 30, 1997, FCNY shall have the right to continue to use and occupy any one or more of the Retained Offices, provided that FCNY pays to BHP all rent and other direct occupancy costs (such as heat, ventilation, air conditioning, electricity, etc. if not included in the rent) for the period of FCNY's occupancy, in accordance with the following:

                (i) With respect to the space leased by BHP on the 25th floor of the office located at 122 East 42nd Street, New York City, New York (the "NYC Office"), FCNY shall have the right to continue to occupy and use such space during the months of October and November, 1997, if FCNY desires to do so and gives written notice thereof to BHP by no later than September 1, 1997. FCNY shall in all events vacate such space by no later than 11:59 p.m. on November 30, 1997;

                (ii) With respect to the space leased by BHP on the 21st floor of the NYC Office and each of the other Retained Offices, FCNY shall have the right to continue to occupy and use any of such offices through the expiration of the lease therefor for so long as FCNY desires to do so; provided, however, that FCNY shall be obligated to vacate any such office on not less than thirty (30) days' written notice given by BHP to FCNY; and

                (iii) With respect to each of the Retained Offices which FCNY may occupy after the Closing Date, FCNY may discontinue its occupancy thereof, and thereby relieve itself of the obligation to pay all rent and other occupancy costs therefor, by giving written notice to BHP not less than thirty
(30) days prior to the date on which FCNY intends to vacate.

           (c) Any rent or other direct occupancy costs payable by FCNY to BHP for Retained Offices occupied by FCNY after September 30, 1997 shall be paid by FCNY to BHP no later than two
(2) business days prior to the date on which BHP is obligated to make payment thereof, provided that BHP has furnished FCNY with an invoice therefor, together with reasonable supporting documentation, not less than four (4) business days prior to the date on which BHP is obligated to make payment thereof.

           (d) BHP's undertakings in this Section 11.1 are expressly subject to the grant of such landlord consents as may be required for the sublease arrangements contemplated hereby. BHP agrees that, if any such landlord consents shall be required, it shall use commercially reasonable efforts to obtain the same, it being specifically understood that BHP shall not be required to incur any out-of-pocket costs or expenses in connection therewith (if any out-of-pocket expenses are necessary to be incurred, BHP shall so advise FCNY and FCNY shall elect, in its sole discretion, whether to pay for same).

           (e) It is specifically understood and agreed that BHP shall have no obligation to maintain its office located in Albany, New York, the lease for which may be terminated by BHP at any time in its sole discretion.

      SECTION 11.2 REINSURANCE PROCEEDS. IF FCNY shall receive any proceeds pursuant to any reinsurance policy under which health care expenses incurred by BHP in respect of a BHP enrollee are counted towards such policy's per enrollee stop loss limit or threshold (the "Enrollee Threshold"), BHP shall be entitled to a portion of such proceeds equal to a fraction, the numerator of which shall be the amount of health care expenses incurred by BHP in respect of such enrollee and the denominator of which shall be the amount of the Enrollee Threshold. FCNY shall provide BHP with written notice of each claim submitted by FCNY under any such reinsurance policy and shall remit to BHP, within five (5) days after receipt of any reinsurance proceeds in which BHP is entitled to share, the portion thereof to which BHP is entitled. Each of FCNY and BHP shall have the right, upon reasonable advance notice and during normal business hours, to inspect and audit the books and records of the other for the purpose of ascertaining amounts that are relevant to the amount of reinsurance proceeds to which BHP may be entitled hereunder.
                          ARTICLE XII
                    MISCELLANEOUS PROVISIONS

      SECTION 12.1 PUBLIC ANNOUNCEMENTS. Any press release or other public announcement regarding the execution of this
Agreement or relating to the transactions contemplated hereby shall be approved by both FCNY and Seller, and neither party shall make or cause any press release or public announcement to be made without the other Party's prior approval of the contents of such release or announcement (other than to parties who must approve or consent to execution of the Agreement or any of the transactions contemplated by this Agreement).

      SECTION 12.2 NOTICES. All notices made pursuant to this Agreement shall be duly made if given in person or if sent by United States mail, certified mail, return receipt requested, postage prepaid, or sent by facsimile to the Parties at the addresses set forth below:

          If to FCNY:         Fidelis Care New York
                         95-25 Queens Boulevard
                         Rego Park, New York  11734
                         Attention:     Mark L. Lane
                                    President and Chief Executive
Officer

          With a copy to:     McDermott, Will & Emery
                         50 Rockefeller Plaza
                         New York, New York  10020
                         Attention:  Andrew B. Roth, Esq.
          If to Sellers: Better Health Plan, Inc.
                         c/o Coastal Physician Group, Inc.
                         2828 Crossdale Drive
                         Durham, North Carolina 27705
                         Attention:     Ms. Debbie Redd
                                        Chief Executive Officer

                         Coastal Physician Group, Inc.
                         2828 Crossdale Drive
                         Durham, North Carolina 27705
                         Attention:     Steven M. Scott, M.D.
                                        Chief Executive Officer

           With  a  copy to:     Kalkines Arky Zall &  Bernstein,
                                 L.L.P.
                         1675 Broadway
                         New York, New York  10019
                         Attention:     Cary G. Rosner, Esq.


Any such notice, if sent by United States mail, shall be deemed to have been given three (3) days after posting, addressed and prepaid a set forth above, notices that are delivered in person shall be deemed to have been given when delivered and notices that are given by facsimile shall be deemed given the date the facsimile is received.

      SECTION 12.3 PAYMENT OF EXPENSES. Except as specifically provided for in this Agreement, Seller and FCNY shall each pay their own expenses, including, but not limited to, the disbursements and fees of all their respective attorneys, accountants, advisors, and other representatives, incidental to the preparation and carrying out of this Agreement.

     SECTION 12.4 ASSIGNMENT AND SUCCESSORS. This Agreement may not be assigned by any party without the prior written consent of the other Party, which consent may be given or withheld in such Party's sole discretion. Subject to such limitation on assignment, this Agreement and the rights, privileges, duties and obligations hereunder shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

     SECTION 12.5 EXHIBITS AND SCHEDULES; ENTIRE AGREEMENT. All references to Agreement herein shall mean this Agreement together with all schedules and exhibits hereto, and all agreements, certificates and other instruments to be delivered the parties pursuant to this Agreement. This Agreement embodies the entire understanding of the parties, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter of this Agreement. This Agreement may be amended only by a writing signed by both parties.

      SECTION 12.6 WAIVER. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other terms, provisions or conditions of this Agreement.

      SECTION 12.7 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute a single original agreement.

        SECTION   12.8    SEVERABILITY.     The   invalidity   or
unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

      SECTION 12.9 NO THIRD PARTY BENEFICIARIES. The parties hereto do not intend, and nothing in this Agreement shall be deemed, to give any person other than the parties hereto any right or interest in the Acquired Assets to be transferred from Seller to FCNY hereunder or any claim or right to payment to or from FCNY or Seller based on this Agreement.

      SECTION 12.10 CONTINUOUS COOPERATION. Both prior to and after the Closing Date, Seller shall cooperate with FCNY to make a smooth transition to FCNY's operation of the Acquired Assets. Seller shall provide such further documents and information as FCNY may reasonably request prior to or after Closing Date in order to protect FCNY's title to the Acquired Assets and assist in FCNY's successful assumption of the Acquired Assets.

      SECTION 12.11 CHOICE OF LAW. This Agreement shall be governed by the laws of the State of New York.

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.



COASTAL PHYSICIANS GROUP, INC.


By:  /S/ STEVEN M. SCOTT
     Steven M. Scott, M.D.
     Chief Executive Officer


BETTER HEALTH PLAN, INC.


By:  /S/ DEBORAH L. REDD
     Deborah L. Redd
     Chief Executive Officer

NEW YORK STATE CATHOLIC HEALTH PLAN, INC.


By:  /S/ MARK L. LANE
     Mark L. Lane
     President and Chief Executive Officer

                           EXHIBIT A

                        PROMISORRY NOTE


                         [TO BE ADDED]

                           EXHIBIT B

                        ESCROW AGREEMENT


                         [TO BE ADDED]

                           EXHIBIT C

               AMENDMENT TO INTEGRA IPA AGREEMENT


                         [TO BE ADDED]


                           EXHIBIT D

                 TRANSITION SERVICES AGREEMENT


                         [TO BE ADDED]

                       LIST OF SCHEDULES


       [TO BE ADDED AND SCHEDULES TO BE PREPARED BY BHP]

                          SCHEDULE 2.2


                 ASSETS NOT ACQUIRED OR ASSUMED



     The Acquired Assets shall not include:

      Any financial assets of BHP existing on the Closing Date including, without limitation, the following:

                    (i)  cash and cash equivalents.

                     (ii)  accounts  receivable of  any  kind  or
                           nature whatsoever.

                         (iii)     prepaid expenses.

                    (iv) deposits or prepaid rent relating to any
                         of the BHP offices.

                      (v) notes  receivable  and  other   debt
                          obligations   owned   by   BHP,   including   debt
                          obligations owed by providers or provider groups within BHP's provider network.


INDEX OF OMITTED EXHIBITS AND SCHEDULES

Exhibit A           Form of Promissory Note

Exhibit B           Form of Escrow Agreement

Exhibit C           Form of Second Amendment to Mental
                    Health Services Agreement between Better
                    Health Plan, Inc. and Integra, IPA, Inc.

Exhibit D           Form of Transition Services Agreement

Schedule 2.1(a)     Certificate of Authority and County
                    Contracts

Schedule 2.1(b)     List of Provider Contracts

Schedule 2.1(d)     Locations of Books, Records, Files

Schedule 2.1(e)     List of Computer and Telecommunications
                    Hardware, Software and Equipment

Schedule 2.1(f)     List of Intangible Assets

Schedule 2.2        List of Assets Not Acquired or Assumed

Schedule 2.3(a)(iv) List of Employees Not Retained By Buyer

Schedule 2.4(b)     List of Liens, Etc. Affecting Acquired
                    Assets

Schedule 2.5(b)     Schedule of Prepaid Expenses

Schedule 2.9        Allocation of Purchase Price Among
                    Acquired Assets

Exhibit 2.10        Form of Bill of Sale

Schedule 3.1        List of Licenses, Permits, Etc.

Exhibit 3.1(a)      Certificate of Incorporation of Better
                    Health Plan, Inc.

Exhibit 3.1(b)      By-Laws of Better Health Plan, Inc.

Schedule 3.6        List of Undisclosed Liabilities

Schedule 3.7(b)     Material Adverse Changes Since December
                    31, 1996
Schedule 3.7(c)     List of Material Debts, Liabilities or
                    Obligations

Schedule 3.8(a)     Summary of Insurance Policies

Schedule 3.8(b)     List of Outstanding Insurance Claims

Schedule 3.9        List of Liens on Owned Personal Property

Schedule 3.9(c)     List of Leased Real Property

Schedule 3.9(e)     List of Material Defects, Etc., of
                    Personal Property

Schedule 3.10       Non-Compliance with Laws

Schedule 3.11(a)    Certain Regulatory Filings

Schedule 3.11(b)    Regulatory Approvals Required for
                    Closing of Transaction

Schedule 3.12       List of Contract Defaults

Schedule 3.13       Summary of Litigation

Schedule 3.14       Summary of Interested Party Transactions

Schedule 3.15       List of Tax Deficiencies, Audits, Etc.

Schedule 3.16(a)    Summary of Employee Benefit Plans

Schedule 3.16(d)    List of Employment, Consulting and
                    Severance Agreements

Schedule 3.16(e)    List of Collective Bargaining Agreements

Schedule 3.17(a)    List of Non-Compliance with
                    Environmental Laws

Schedule 3.17(b)    List of Environmental Licenses

Schedule 3.17(c)    Summary of Environmental Hazards or
                    Claims

Schedule 3.19       List of Intellectual Property Rights

Schedule 3.22       List of Provider Disenrollments

Schedule 3.24       Summary of Certain Complaints and
                    Grievances

                            AGREEMENT

Coastal Physician Group, Inc. hereby agrees, pursuant to Item
601(b)(2) of Regulation S-K, to furnish supplementally upon request, to the Securities and Exchange Commission, a copy of any omitted exhibit or schedule shown above.